EXHIBIT 99.1


PARK ELECTROCHEMICAL CORP.              NEWS RELEASE
---------------------------------------------------------------
Contact:  Linda Lagnese                 48 South Service Road
               				    Melville, NY 11747
               				    631) 465-3600



        PARK ELECTROCHEMICAL REPORTS FIRST QUARTER RESULTS

Melville, New York, June 27, 2007......Park Electrochemical  Corp.
(NYSE-PKE) reported sales of $57,077,000 for its 2008 fiscal year first quarter ended May 27, 2007 compared to sales of $62,838,000 for the first quarter of last year.

Park reported net earnings of $7,411,000 for the first quarter ended May 27, 2007 compared to net earnings of $8,894,000 for last year's first quarter.

Park's basic and diluted earnings per share were $.37 for the first quarter ended May 27, 2007 compared to basic and diluted earnings per share of $.44 for last year's first quarter. The effective tax rate for the first quarter ended May 27, 2007 was 24.7% compared to a rate of 23.0% for last year's first quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today. Forward-looking and other material information may be discussed in this conference call. The conference call dial-in number is (866) 288-0543.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Sunday, July 1, 2007. The conference call replay can be accessed by dialing (888) 203-1112 and entering
passcode    9303243 or  on  the   Company's  web  site  at
www.parkelectro.com under the caption "Investor Conference Calls".

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company's web site at www.parkelectro.com under the caption "Investor Conference Calls".

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials (the Nelcor product line) and advanced composite materials (the NelcoteTM product line) principally for the telecommunications and internet infrastructure, high-end computing and aerospace markets. Park focuses on the general aviation aircraft segment of the aerospace industry. Park's core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company's manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California.

Additional corporate information is available on the Company's web site at www.parkelectro.com.



The performance table (in thousands, except per share amounts-unaudited):


                                        13 Weeks Ended
                                        --------------
                                      5/27/07   5/28/06
                                      -------   -------

Sales                                 $57,077   $62,838

Net Earnings                           $7,411    $8,894

Basic and Diluted Earnings Per          $0.37     $0.44
Share:

Weighted Average Shares
Outstanding:
  Basic                                20,206    20,135
  Diluted                              20,235    20,357

The comparative balance sheets (in thousands):

                                       5/27/07   2/25/07
                                       -------   -------
                                     (unaudited)
     Assets
     ------
     Current Assets
       Cash and Marketable Securities $224,603  $208,775
       Accounts Receivable, Net         32,099    39,418
       Inventories                      15,958    15,090
       Other Current Assets              3,525     3,049
                                        ------    ------

         Total Current Assets          276,185   266,332

     Fixed Assets, Net                  49,727    49,895
     Other Assets
                                         6,015     5,695
                                        ------    ------
         Total Assets                 $331,927  $321,922
                                       =======   =======


     Liabilities  and  Stockholders'Equity
     -------------------------------------
     Current Liabilities
        Accounts Payable               $13,413  $13,589
        Accrued Liabilities             14,382   13,058
        Income Taxes Payable             2,484    2,354
                                        ------   ------

         Total Current Liabilities      30,279   29,001

     Deferred Income Taxes               4,612    4,294
     Other Liabilities                   7,170    7,279
     Liabilities from Discontinued
       Operations                       17,181   17,181
                                        ------   ------

         Total Liabilities              59,242   57,755

     Stockholders' Equity              272,685  264,167
                                       -------  -------
         Total Liabilities and
          Stockholders' Equity        $331,927 $321,922
                                      ======== ========

     Equity Per Share                   $13.50   $13.08
                                         =====    =====


 Detailed operating information (in thousands - unaudited):

                                            13 Weeks Ended
                                            --------------
                                      5/27/07             5/28/06
                                      -------             -------
   Net Sales                         $ 57,077            $ 62,838
   Cost of Sales                       42,968              46,475
     %                                  75.3%               74.0%
   Gross Profit                        14,109              16,363
     %                                  24.7%               26.0%
   Selling, General and Administrative
     Expenses                           6,572               6,761
     %                                  11.5%               10.7%
   Earnings from Operations             7,537               9,602
     %                                  13.2%               15.3%
   Other Income                         2,311               1,949
     %                                   4.1%                3.1%
   Earnings before Income Taxes         9,848              11,551
     %                                  17.3%               18.4%
   Income Tax Provision                 2,437               2,657
     Effective Tax Rate                 24.7%               23.0%
   Net Earnings                         7,411               8,894
     %                                  13.0%               14.2%